Agreement and Plan of Merger

among

Heartland Financial USA, Inc.,

Arizona Bank & Trust

and

Bank of the Southwest

as of December 30, 2005

Table of Contents

Article 1 Definitions
Section 1.1 Definitions
Section 1.2 Principles of Construction.

Article 2 The Merger
Section 2.1 The Merger
Section 2.2 Closing; Effective Time.
Section 2.3 Articles of Incorporation; Bylaws
Section 2.4 Directors and Officers
Section 2.5 Name and Place of Business
Section 2.6 Acquiror’s Deliveries at Closing
Section 2.7 Bank’s Deliveries at Closing
Section 2.8 Alternative Structure
Section 2.9 Branch Sale
Section 2.10 Absence of Control

Article 3
Section 3.1 Manner of Merger.
Section 3.2 Rights as Shareholders; Stock Transfers
Section 3.3 Steps of Transaction.
Section 3.4 Dissenting Shares

Article 4 Representations and Warranties of the Bank
Section 4.1 Bank Organization
Section 4.2 Authorization; Enforceability.
Section 4.3 No Conflict
Section 4.4 Bank Capitalization.
Section 4.5 Financial Statements and Reports
Section 4.6 Books and Records
Section 4.7 Title to Properties
Section 4.8 Condition and Sufficiency of Assets
Section 4.9 Loans; Allowance for Loan and Lease Losses
Section 4.10 Undisclosed Liabilities; Adverse Changes
Section 4.11 Taxes
Section 4.12 Compliance with ERISA
Section 4.13 Compliance with Legal Requirements
Section 4.14 Legal Proceedings; Orders.
Section 4.15 Absence of Certain Changes and Events
Section 4.16 Properties, Contracts and Employee Benefit Plans
Section 4.17 No Defaults
Section 4.18 Insurance
Section 4.19 Compliance with Environmental Laws
Section 4.20 Regulatory Filings
Section 4.21 Fiduciary Accounts
Section 4.22 Indemnification Claims
Section 4.23 Insider Interests
Section 4.24 Brokerage Commissions
Section 4.25 Approval Delays
Section 4.26 Code Sections 280G, 409A and 4999
Section 4.27 Disclosure

Article 5 Representations and Warranties of Acquiror and AB&T
Section 5.1 Acquiror Organization
Section 5.2 AB&T Organization
Section 5.3 Authorization; Enforceability.
Section 5.4 No Conflict
Section 5.5 Brokerage Commissions
Section 5.6 Approval Delays
Section 5.7 Disclosure
Section 5.8 Financial Resources

Article 6 Covenants of the Bank
Section 6.1 Access and Investigation.
Section 6.2 Operation of the Bank
Section 6.3 Negative Covenant
Section 6.4 Subsequent Bank Financial Statements
Section 6.5 Advice of Changes
Section 6.6 Other Offers.
Section 6.7 Shareholders’ Meeting
Section 6.8 Information Provided to Acquiror
Section 6.9 Amendment or Termination of Employee Benefit Plans
Section 6.10 Data and Item Processing Agreements
Section 6.11 Tax Matters
Section 6.12 Accounting and Other Adjustments
Section 6.13 Other Agreements

Article 7 Covenants of Acquiror and AB&T
Section 7.1 Advice of Changes
Section 7.2 Information Provided to the Bank
Section 7.3 Indemnification

Article 8 Covenants of All Parties
Section 8.1 Regulatory Approvals
Section 8.2 Necessary Approvals
Section 8.3 Customer and Employee Relationships
Section 8.4 Best Efforts; Cooperation

Article 9 Conditions Precedent to Obligations of Acquiror and AB&T
Section 9.1 Accuracy of Representations and Warranties
Section 9.2 Bank’s Performance
Section 9.3 Documents Satisfactory
Section 9.4 No Proceedings
Section 9.5 No Claim Regarding Stock Ownership or Sale Proceeds
Section 9.6 Absence of Material Adverse Effects
Section 9.7 Consents and Approvals
Section 9.8 No Prohibition
Section 9.9 Dissenting Shares
Section 9.10 Consulting Agreement

Article 10 Conditions Precedent to Obligations of the Bank
Section 10.1 Accuracy of Representations and Warranties
Section 10.2 Bank’s Performance
Section 10.3 Documents Satisfactory
Section 10.4 Consents and Approvals
Section 10.5 No Injunction

Article 11 Termination
Section 11.1 Reasons for Termination and Abandonment
Section 11.2 Effect of Termination
Section 11.3 Expenses
Section 11.4 Remedies.

Article 12 Miscellaneous
Section 12.1 Governing Law
Section 12.2 Jurisdiction and Service of Process
Section 12.3 Assignments, Successors and No Third Party Rights
Section 12.4 Waiver
Section 12.5 Modification
Section 12.6 Publicity
Section 12.7 Confidentiality
Section 12.8 Notices
Section 12.9 Entire Agreement
Section 12.10 Severability
Section 12.11 Further Assurances
Section 12.12 Counterparts; Facsimile Signatures
Section 12.13 Survival

Exhibit Index

Exhibit A	Form of Legal Opinion of Bank’s Counsel
Exhibit B	Form of Paying Agent Agreement
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Consulting Agreement

Schedule Index

Schedule 4.1	Bank Organization
Schedule 4.3	No Conflict
Schedule 4.4	Bank Capitalization
Schedule 4.5	Financial Statements and Reports
Schedule 4.7	Title to Properties
Schedule 4.9	Loans; Allowance for Loan and Leases Losses
Schedule 4.10	Undisclosed Liabilities; Adverse Changes
Schedule 4.12	Compliance with ERISA
Schedule 4.13	Compliance with Legal Requirements
Schedule 4.14	Legal Proceedings; Orders
Schedule 4.15	Absence of Certain Changes and Events
Schedule 4.16	Properties; Contracts and Employee Benefit Plans
Schedule 4.17	No Defaults
Schedule 4.18	Insurance
Schedule 4.19	Compliance with Environmental Laws
Schedule 4.23	Insider Interests
Schedule 4.26	Code Sections 280G, 409A and 4999

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is entered into as of December 30, 2005, (the “Agreement Date”) between Bank of the Southwest, an Arizona state bank (the “Bank”), and Arizona Bank & Trust, an Arizona state bank (“AB&T”), and is joined in by Heartland Financial USA, Inc., a Delaware corporation and the owner of a majority of the outstanding stock of AB&T (“Acquiror”).

Recitals

A. The parties to this Agreement desire to effect a reorganization whereby Acquiror desires to acquire control of the Bank through the merger (the "Merger") of the Bank with and into AB&T with AB&T being the resulting bank.

B. As a result of the Merger and at the time of the consummation thereof, each outstanding share of the capital stock of the Bank, which is comprised of one class of common stock, no par value per share ("Bank Stock"), will be cancelled and converted solely into the right to receive the amount of cash as provided below, and with each outstanding share of common stock of AB&T thereafter representing one share of common stock of the Resulting Bank (as defined below).

C. The Bank’s board of directors, acting pursuant to a resolution adopted by the vote of a majority of its directors and pursuant to the Arizona State Revised Statutes, as amended (the “Arizona Statutes”), has approved the Merger and this Agreement and has recommended approval of the same to the holders of record of Bank Stock (the “Bank Shareholders”).

D. AB&T’s board of directors, acting pursuant to a resolution adopted by the vote of a majority of its directors and pursuant to the Arizona Statutes, has approved the Merger and this Agreement and has recommended approval of the same to the holders of record of AB&T’s common stock (the “AB&T Shareholders”).

E. The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Merger and other transactions.

Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Article 1

Definitions

Section 1.1  Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a)  “Adjusted Shareholders’ Equity” means the consolidated tangible shareholders’ equity of the Bank, calculated in accordance with GAAP and this Agreement and reflecting, among other things, and except as described herein, the accrued income and expenses of the Bank for all periods ending on or prior to the Determination Date, and the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by the Bank in connection with this Agreement and the Contemplated Transactions, including the Bank Transaction Expenses, and including all fees and expenses incurred in connection with obtaining shareholder approval and any attorneys, accountants, brokers, finders or investment bankers and any amounts paid or payable to any director, officer or employee of the Bank under any Contract or benefit plan as a result of the Contemplated Transactions, but adjusted to exclude:

(i)  any realized gains or losses resulting from sales of investment securities effected between June 30, 2005, and the Closing Date (as defined below);

(ii)  any realized gains on any extraordinary sales effected between June 30, 2005, and the Closing Date;

(iii)  any penalty or termination fee payable by the Bank to OSI, the Bank’s service provider, pursuant to the Contract between the Bank and OSI as a result of the Bank’s termination of such Contract;

(iv)  any adjustments made in accordance with Statement of Financial Accounting Standard No. 115; and

(v)  any expenses incurred or accounting or other adjustments made pursuant to Section 2.9 and Section 6.12.

The Bank’s Adjusted Shareholders’ Equity shall be calculated by the Bank, in consultation with Acquiror, as of the close of business on the Determination Date using reasonable estimates of revenues and expenses where actual amounts are not available. If requested by Acquiror, such calculation shall be subject to verification and approval prior to the Closing (as defined below) by Acquiror’s independent accountants, which approval shall not be unreasonably withheld.

(b)  “Affiliate” means with respect to:

(i)  a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii)  a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clauses (B) or (C) of this subsection (ii).

(c)  “Bank Shareholders” means the holders of record of the Outstanding Bank Shares.

(d)  “Bank ISO” means each of the 81,640 incentive stock options granted to officers or employees of the Bank prior to the date of this Agreement that is outstanding and which will be, by virtue of the Contemplated Transactions or otherwise, vested and fully exercisable immediately prior to the Effective Time.

(e)  “Bank NQSO” means each of the 83,578 non-tax qualified stock options granted to a Person by the Bank prior to the date of this Agreement that is outstanding and which will be, by virtue of the Contemplated Transactions or otherwise, vested and fully exercisable immediately prior to the Effective Time.

(f)  “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Merger.

(g)  “Branch Sale” means the sale by the Bank of certain of its assets to TrustBank, all as described in Section 2.9.

(h)  “Breach” means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision.

(i)  “Business Day” means any day except Saturday, Sunday and any day on which the Bank is authorized or required by law or other government action to close.

(j)  “Call Reports” means the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.

(k)  “Certificate” means a stock certificate representing a share or shares of Bank Stock.

(l)  “Code” means the Internal Revenue Code of 1986, as amended.

(m)  “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(n)  “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by Acquiror, AB&T and the Bank of their respective covenants and obligations under this Agreement; (iii) AB&T’s acquisition of control of the Bank; (iv) Acquiror’s payment of cash in exchange for shares of Bank Stock; and (v) if requested by Acquiror, the Branch Sale and the Office Relocation.

(o)  “Determination Date” means the close of business on the last Business Day preceding the Closing Date.

(p)  “GAAP” means generally accepted accounting principles in the United States consistent with those used in the preparation of the most recent consolidated financial statements of the Bank.

(q)  “Knowledge” with respect to:

(i)  an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the Ordinary Course of Business; and

(ii)  a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

(r)  “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(s)  “Material Adverse Effect” with respect to a Person (other than an individual) means a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5): (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis, provided, however, that a Material Adverse Effect with respect to any Person that is a party hereto shall not include: (A) a change with respect to, or effect on, that Person and its subsidiaries resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of such Person; (B) a change with respect to, or effect on, that Person or any of its subsidiaries resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies) including changes in general economic conditions and changes in prevailing interest and deposit rates; and (C) actions or omissions taken by that Person as required hereunder and actions or omissions by such Person with the prior written consent of the other parties hereto.

(t)  “Merger Consideration” means the amount of cash required to be paid to each Bank Shareholder pursuant to the terms of this Agreement.

(u)  “Office Relocation” means the relocation of the Bank’s main office, all as described in Section 2.9.

(v)  “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(w)  “Ordinary Course of Business” shall include any action taken by a Person only if such action:

(i)  is consistent with the past customs and practices of such Person, including with respect to quantity and frequency, and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)  is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii)  is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(x)  “Outstanding Bank Shares” means the shares of Bank Stock issued and outstanding immediately prior to the Effective Time.

(y)  “Paying Agent” means any of Acquiror’s banking subsidiaries pursuant to its appointment described in Section 3.3.

(z)  “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Regulatory Authority.

(aa)  “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(bb)  “Regulatory Authorities” means any federal, state or local governmental body, agency or authority that, under applicable statutes and regulations: (i) has supervisory, judicial, administrative, police, taxing or other power or authority over the Bank, Acquiror or AB&T; (ii) is required to approve, or give its consent to, any of the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including in any case, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Department of Financial and Professional Regulation of the State of Illinois, the Arizona Banking Department (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”).

(cc)  “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(dd)  “Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(ee)  “Tax Return” means any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(ff)  “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

(gg)  “TrustBank” means TrustBank, an Illinois state bank with its main office located in Olney, Illinois.

Section 1.2  Principles of Construction.

(a)  In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Phoenix, Arizona, time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

(b)  The disclosure schedules of the Bank (the “Schedules”) referred to in this Agreement consist of the agreements, lists, instruments and other documentation described or referred to in this Agreement with respect to the Bank, which Schedules are attached to this Agreement. The disclosures in the Schedules relate only to the representations and warranties in the Sections of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c)  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d)  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Article 2

The Merger

Section 2.1  The Merger. Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, including the receipt of all requisite regulatory and shareholder approvals, at the Effective Time (as defined below), the Bank shall be merged with and into AB&T pursuant to the provisions of, and with the effects provided in, the Arizona Statutes, the separate existence of the Bank shall thereupon cease and AB&T shall be the resulting bank in the Merger (the “Resulting Bank”). As a result of the Merger, each of the Outstanding Bank Shares, other than Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration as provided in Article 3.

Section 2.2  Closing; Effective Time.

(a)  The closing of the Merger (the “Closing”) shall occur on a date that is mutually agreed upon by the parties; provided that, in the absence of an agreement, the Closing shall occur as soon as practicable following the date on which the conditions set forth in Article 8 and Article 9 have been satisfied or waived, but in no event later than the tenth (10th) Business Day of the calendar month following the calendar month in which such date occurs (the “Closing Date”). The Closing shall occur through the mail or at a time and place that is mutually acceptable to Acquiror, AB&T and the Bank, or if they fail to agree, at 10:00 a.m. at the main office of AB&T. Subject to the provisions of Article 11, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Merger shall become effective following satisfaction of all requirements of law and other conditions specified in this Agreement, or on such other date and time as may be agreed upon by the parties hereto, and in either case as set forth in an approval letter from the Department to the Resulting Bank (the “Effective Time”).

(b)  The parties hereto agree to file the appropriate plan of merger and articles of merger, as contemplated by Section 10-1105 of the Arizona Statutes, with the Arizona Corporation Commission, which articles of merger shall specify that the Merger shall be effective on the Closing Date at a time mutually agreed upon by the parties.

Section 2.3  Articles of Incorporation; Bylaws. At the Effective Time, each of the current articles of incorporation and bylaws of AB&T shall be the articles of incorporation and bylaws of the Resulting Bank.

Section 2.4  Directors and Officers. The directors and officers of the Resulting Bank shall consist of the individuals serving as directors and officers of AB&T immediately prior to the Effective Time, until their successors have been duly elected or appointed in accordance with the bylaws of the Resulting Bank.

Section 2.5  Name and Place of Business. The business of the Resulting Bank shall be that of an Arizona state bank. The Resulting Bank shall conduct this business under the name of “Arizona Bank & Trust” at its main banking premises which shall be located at 1000 N. 54th Street, Chandler, Arizona 85226, and at its legally established branches.

Section 2.6  Acquiror’s Deliveries at Closing. At the Closing, Acquiror shall deliver the following items to the Bank:

(a)  copies of resolutions of the board of directors of Acquiror authorizing and approving this Agreement and the consummation of the transactions contemplated herein, certified as of the Closing by the President or any Vice President of Acquiror;

(b)  copies of resolutions of the board of directors and the shareholders of AB&T authorizing and approving this Agreement and the consummation of the transactions contemplated herein, certified as of the Closing by the Cashier or the President or any Vice President of Acquiror;

(c)  a certificate executed by the President or any Vice President of Acquiror dated the Closing stating that: (i) all of the representations and warranties of Acquiror set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) Acquiror has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of Knowledge, materiality, material adverse effect or similar standard, such representations and warranties shall be true and correct in all respects, and Acquiror shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the Knowledge, materiality, material adverse effect or similar standard set forth herein;

(d)  a certificate executed by the President or any Vice President of AB&T dated the Closing stating that: (i) all of the representations and warranties of AB&T set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) AB&T has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of Knowledge, materiality, material adverse effect or similar standard, such representations and warranties shall be true and correct in all respects, and AB&T shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the Knowledge, materiality, material adverse effect or similar standard set forth herein; and

(e)  such other documents as the Bank or the Bank’s counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to the Bank and its counsel.

Section 2.7  Bank’s Deliveries at Closing. At the Closing, the Bank shall deliver the following items to Acquiror:

(a)  a good standing certificate for the Bank issued by the Arizona Corporation Commission dated not more than fifteen (15) Business Days prior to the Closing;

(b)  a copy of the articles of incorporation of the Bank certified by the Arizona Corporation Commission and dated not more than fifteen (15) Business Days prior to the Closing;

(c)  a certificate of the Cashier or the President or any Vice President of the Bank dated the Closing certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the articles of incorporation of the Bank delivered pursuant to this Section;

(d)  copies of resolutions of the shareholders and the board of directors of the Bank authorizing and approving this Agreement and the consummation of the transactions contemplated herein, certified as of the Closing by the Cashier or the President or any Vice President of the Bank;

(e)  a list of the Bank Shareholders as of the Closing certified by the Cashier or the President or any Vice President of the Bank;

(f)  a certificate executed by the President and Cashier or any Vice President of the Bank dated the Closing stating that: (i) all of the representations and warranties of the Bank set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) the Bank has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of Knowledge, materiality, material adverse effect or similar standard, such representations and warranties shall be true and correct in all respects, and the Bank shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the Knowledge, materiality, material adverse effect or similar standard set forth herein;

(g)  a certificate of each of the Bank’s legal counsel, accountants and financial advisor or investment banker, if any, representing that their respective fees and expenses incurred by the Bank prior to and including the Effective Time in connection with the transactions contemplated by this Agreement, including the Merger, have been paid in full or were fully accrued prior to the close of business on the day immediately preceding the Closing;

(h)  a legal opinion of counsel to the Bank dated the Closing to the effect set forth in Exhibit A; and

(i)  such other documents as Acquiror or AB&T or their counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Acquiror, AB&T and their counsel.

Section 2.8  Alternative Structure. Notwithstanding anything contained herein to the contrary, Acquiror may request for any reasonable business, tax or regulatory purpose that the Bank enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of the Bank with any other Affiliate of Acquiror, and if requested by Purchaser, the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change in the structure of the transactions contemplated by this Agreement shall delay the Closing (if such a date has already been firmly established) by more than thirty (30) Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the Bank Shareholders.

Section 2.9  Branch Sale. The parties acknowledge and agree that it is their intent as part of the Contemplated Transactions that concurrently with, or promptly after the execution of this Agreement, the Bank enter into an agreement (the “Branch Sale Agreement”) with TrustBank providing for the sale and transfer to TrustBank of certain of the Bank’s assets, including the Bank’s leasehold interest in its office located at 7910 South Kyrene Road, Suite 108, Tempe, Arizona, and the assumption by TrustBank of certain deposit liabilities of the Bank, all on terms and conditions mutually agreed upon by Acquiror, TrustBank and AB&T. Acquiror, AB&T and the Bank agree to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Branch Sale and the relocation of the Bank’s main office from its current Tempe location to the Bank’s office located at Camelback Road, Phoenix, Arizona (the “Office Relocation”), subject to the consummation of, and to be effective immediately after the Merger or as soon as practicable thereafter. The Branch Sale shall be accomplished pursuant to the Branch Sale Agreement which shall contain such terms and conditions as are ordinary and customary for branch sales and shall otherwise be in a form reasonably acceptable to Acquiror and the Bank. Notwithstanding anything contained herein to the contrary, the Office Relocation and the Branch Sale will be effective no earlier than the Effective Time.

Section 2.10  Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that none of Acquiror, AB&T, TrustBank or the Bank by reason of this Agreement shall be deemed (until consummation of the Merger and the Branch Sale) to control, directly or indirectly, any other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other party.

Article 3
Conversion of Stock in the Merger

Section 3.1  Manner of Merger.

(a)  Subject to the provisions of this Agreement, including the possible adjustment set forth in this Section, each Outstanding Bank Share (other than shares of Bank Stock that are held by shareholders exercising appraisal rights pursuant to the Arizona Statutes (“Dissenting Shareholders”)) and each outstanding Bank NQSO and Bank ISO shall, ipso facto and without any action on the part of the holder thereof, become and be converted at the Effective Time as follows:

(i)  each share of common stock of AB&T that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Resulting Bank;

(ii)  each Outstanding Bank Share shall be converted into the right to receive cash in an amount equal to Ten Dollars and Twenty and One Half Cents ($10.205) (the “Purchase Price Per Share”), provided that there are no greater than 1,730,463 shares of Outstanding Bank Shares;

(iii)  each Bank NQSO shall, ipso facto and without any action on the part of holders thereof, become and be converted into the right to receive the difference between the Purchase Price Per Share and Six Dollars and Thirty One Cents ($6.31) (the “NQSO Option Spread”), payable as provided herein and less any Tax withholding required under the Code or any provision of state or local law, and prior to the Effective Time, the Bank’s board of directors shall take such actions or make such determinations as may be required under the Bank’s stock option plan or plans, subject to the approval of Acquiror, to effect the provisions of this Agreement;

(iv)  each Bank ISO shall, ipso facto and without any action on the part of holders thereof, become and be converted into the right to receive the difference between the Purchase Price Per Share and Ten Dollars ($10.00) (the “ISO Option Spread”), payable as provided herein and less any Tax withholding required under the Code or any provision of state or local law, and prior to the Effective Time, the Bank’s board of directors shall take such actions or make such determinations as may be required under the Bank’s stock option plan or plans, subject to the approval of Acquiror, to effect the provisions of this Agreement; and

(v)  each share of Bank Stock held by the Bank as treasury stock shall not be converted into the right to receive cash, but instead shall be canceled as a result of the Merger.

(b)  For purposes of this Agreement, if the Adjusted Shareholders’ Equity is less than Eleven Million Two Hundred Thirty Five Thousand Dollars ($11,235,000), the total purchase price of Eighteen Million Dollars ($18,000,000) to be paid by Acquiror pursuant to this Agreement shall be reduced by any amount by which the Adjusted Shareholders’ Equity is less than Eleven Million Two Hundred Thirty Five Thousand Dollars ($11,235,000) (the “Adjusted Total Purchase Price”), and the Purchase Price Per Share and each of the ISO Option Spread and the NQSO Option Spread shall be adjusted as appropriate to take into account such adjustment in Acquiror’s total purchase price to be paid pursuant to this Agreement.

Section 3.2  Rights as Shareholders; Stock Transfers. At the Effective Time, the Bank Shareholders shall cease to be, and shall have no rights as, Bank Shareholders, other than to receive the Merger Consideration. All rights to receive the Merger Consideration in exchange for shares of Bank Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to all Outstanding Bank Shares. After the Effective Time, there shall be no transfers on the stock transfer books of the Bank or the Resulting Bank of shares of Bank Stock. If Certificates are presented to the Paying Agent after the Effective Time, they shall be canceled and exchanged for the applicable Merger Consideration as provided in this Agreement.

Section 3.3  Steps of Transaction.

(a)  Upon the occurrence of the Closing and on the terms and conditions of this Agreement, AB&T will pay or cause to be paid to each holder of record of Bank Stock such holder’s pro rata share of the Merger Consideration in accordance with the procedures set forth in this Section.

(b)  AB&T or any of Acquiror’s banking subsidiaries selected by Acquiror shall serve as Paying Agent for the parties (the “Paying Agent”) to effect the surrender of the Certificates in exchange for cash, as provided in this Article, all pursuant to the terms of a Paying Agent Agreement in the form of Exhibit B.

(c)  As soon as is reasonably practicable, but in no event later than five (5) Business Days after the Closing Date, the Paying Agent shall mail to each holder of record of Bank Stock, instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (the “Transmittal Letter”), and shall specify that delivery shall be effected, and risk of loss and title to the certification, shall pass upon delivery of the certificates (or a lost certificate affidavit and a bond in a form reasonably acceptable to Acquiror). Upon proper surrender to the Paying Agent of a Certificate for exchange and cancellation, together with such properly completed and duly executed Transmittal Letter, the holder of such Certificates shall be entitled to receive in exchange therefore a check representing the amount of Merger Consideration that such holder is entitled to receive pursuant to this Article, and the Certificates so surrendered shall forthwith be cancelled.

(d)  The Paying Agent shall deliver to each Bank Shareholder who has submitted a completed Transmittal Letter, accompanied by the related Certificates, the Merger Consideration, without interest, to which he or she is entitled to receive pursuant to the terms of this Agreement.

(e)  Neither the Paying Agent nor any party hereto shall be liable to any former Bank Shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)  Each of the Paying Agent, the Resulting Bank and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any Legal Requirement. If the Paying Agent, the Resulting Bank or Acquiror, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Bank Shareholders by the Paying Agent.

(g)  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond, in such reasonable amount as the Paying Agent or the Resulting Bank may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the appropriate amount of cash, as provided in this Article, to be paid in respect of Bank Stock represented by such Certificate.

(h)  Any portion of the Merger Consideration that remains unclaimed by the Bank Shareholders on the six (6) month anniversary of the Effective Time shall be paid to Acquiror to be held for the benefit of holders of unsurrendered Certificates. Any Bank Shareholders who have not theretofore complied with this Article shall thereafter look only to Acquiror for payment of the Merger Consideration without any interest thereon.

(i)  If a check representing Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such payment shall pay to Acquiror any transfer or other taxes required by reason of the issuance of a check for Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of Acquiror that such tax has been paid or is not payable.

(j)  Immediately prior to the Effective Time, all outstanding Bank NQSOs and Bank ISOs shall become immediately exercisable and fully vested. At the Effective Time, all outstanding Bank NQSOs and Bank ISOs shall be converted into cash as provided in this Section. Immediately prior to the Effective Time, all outstanding Bank NQSOs and Bank ISOs shall be cancelled and, immediately after the Effective Time, AB&T shall pay each holder, for each Bank NQSO held, an amount in cash equal to the NQSO Option Spread, and for each Bank ISO held, an amount in cash equal to the ISO Option Spread, reduced in the case of all such payments, by any required Tax withholdings. The payment of the NQSO Option Spreads and the ISO Option Spreads pursuant to this Article shall be delivered and paid in full satisfaction of all rights pertaining to the outstanding Bank NQSOs and Bank ISOs, respectively.

Section 3.4  Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the shares of Bank Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Dissenting Shareholders (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration pursuant to the provisions of this Article, unless and until such holder shall have failed to perfect or shall have effectively withdrawn the holder’s right to appraisal and payment under the Arizona Statutes. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such Bank Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration described in this Article, without any interest thereon. The Bank agrees to give Acquiror notice of any written demands for appraisal or notices of dissent with respect to any Bank Stock pursuant to the Arizona Statutes, or any withdrawal of any such demand, and any other instruments served and received by the Bank, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to any demands for appraisal made by any Dissenting Shareholders. Prior to the Effective Time, the Bank shall not, except with the prior written consent of Acquiror, make any payment with respect to, or offer to settle, any such demands.

Article 4

Representations and Warranties of the Bank

The Bank hereby represents and warrants to Acquiror and AB&T that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Date:

Section 4.1  Bank Organization. The Bank is an Arizona corporation that holds a banking permit and is validly existing and in good standing under the laws of the State of Arizona. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the articles of incorporation and bylaws of the Bank and all amendments thereto are set forth on Schedule 4.1 and are complete and correct.

Section 4.2  Authorization; Enforceability.

(a)  The Bank has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Bank, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)  Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws or similar organizational documents of the Bank: (i) prohibits or restricts the Bank’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Acquiror or AB&T to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of the Bank has unanimously approved the execution of, and performance by the Bank of its obligations under, this Agreement.

Section 4.3  No Conflict. Except as set forth on Schedule 4.3, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or bylaws (or similar organizational documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or shareholders of the Bank; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Bank, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including such approvals under the Federal Deposit Insurance Act, as amended (the “FDIA”) and the Arizona Statutes; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which the Bank is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Bank or any subsidiary of the Bank. Except for the approvals referred to in Section 8.1 and the requisite approval of its shareholders, the Bank is not or will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.4  Bank Capitalization.

(a)  The authorized capital stock of the Bank currently consists, and at the Closing will consist, exclusively of 10,000,000 shares of Bank Stock, 1,730,463 of which shares are duly issued, fully paid and non-assessable. The Bank acknowledges that the Merger Consideration was determined based upon the accuracy of the representations and warranties made in this Section with respect to the number of outstanding shares of Bank Stock and the absence of any options (except for the Bank NQSOs and the Bank ISOs) or other rights to purchase additional shares of Bank Stock, and acknowledges that any Breach of such representations and warranties shall be deemed to have a Material Adverse Effect on the Bank for purposes of this Agreement.

(b)  None of the shares of Bank Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement. Since December 31, 2004, except as disclosed in or permitted by this Agreement or as provided on Schedule 4.4, no shares of Bank Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Bank and no dividends or other distributions payable in any equity securities of the Bank have been declared, set aside, made or paid to the Bank Shareholders. To the Knowledge of the Bank, none of the shares of authorized capital stock of the Bank are, nor on the Closing will they be, subject to any claim of right inconsistent with this Agreement. Except for the Bank NQSOs and the Bank ISOs and as provided in the Arizona Statutes, as of the Agreement Date, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating the Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Bank, and except as provided in this Section or otherwise disclosed in this Agreement, the Bank is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of the Bank. The Bank does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of the Bank and as set forth in Schedule 4.4.

Section 4.5  Financial Statements and Reports. True, correct and complete copies of Call Reports for the Bank as of the close of business on December 31, 2002, 2003 and 2004, and for the nine months ended September 30, 2005 (collectively, the “Bank Financial Statements”), are included in Schedule 4.5. The Bank Financial Statements have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the Bank’s financial condition and results of operations at the dates and for the periods presented. The Bank Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Bank as at the respective dates of, and for the periods referred to in, the Bank Financial Statements, subject to normal year-end non-material audit adjustments in amounts consistent with past practice. The Bank Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Bank Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective Bank Financial Statements.

Section 4.6  Books and Records. The books of account, minute books, stock record books and other records of the Bank are complete and correct in all material respects and have been maintained in accordance with the Bank’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of the Bank contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of the Bank.

Section 4.7  Title to Properties. The Bank has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Bank Financial Statement or on Schedule 4.7; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Bank Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as “Permitted Exceptions”). Except as set forth on Schedule 4.7, the Bank as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on the Bank, all buildings and structures owned by the Bank lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.8  Condition and Sufficiency of Assets. The buildings, structures and equipment of the Bank are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on the Bank, the real property, buildings, structures and equipment owned or leased by the Bank are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that the Bank purports to own are sufficient for the continued conduct of the business of the Bank after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.9  Loans; Allowance for Loan and Lease Losses. Except as set forth in Schedule 4.9, all loans and loan commitments extended by the Bank and any extensions, renewals or continuations of such loans and loan commitments (the “Bank Loans”) were made in accordance with the lending policies of the Bank in the Ordinary Course of Business. The Bank Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to the Bank enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. All such Bank Loans are, and at the Closing will be, free and clear of any encumbrance or other charge (except for liens, if any, set forth on Schedule 4.7) and the Bank has complied, and at the Closing will have complied with all Legal Requirements relating to such Bank Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on the Bank. The allowance for loan and lease losses of the Bank is and will be on the Closing adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of the Bank: (i) none of the Bank Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 4.10  Undisclosed Liabilities; Adverse Changes. Except as set forth on Schedule 4.10, the Bank has no material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Bank Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Except as set forth on Schedule 4.10, since the date of the latest Bank Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of the Bank, and, to the Bank’s Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on the Bank.

Section 4.11  Taxes. The Bank has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. The Bank has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Bank, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of the Bank, Threatened against the Bank for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by the Bank is presently being conducted or, to the Knowledge of the Bank, Threatened by any Regulatory Authority. The Bank has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by the Bank and any tax examination reports and statements of deficiencies assessed or agreed to for any such time period.

Section 4.12  Compliance with ERISA. Except as set forth on Schedule 4.12, all employee benefit plans (as defined in Section 3(3) of ERISA) and all Bank Employee Benefit Plans established or maintained by the Bank or to which the Bank contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which the Bank would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of the Bank under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if the Bank withdrew from any such plan as of the Closing. All contributions and premium payments that are due under any such benefit plans have been made.

Section 4.13  Compliance with Legal Requirements. The Bank holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 4.13, the Bank is, and at all times since January 1, 2002, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Bank. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by the Bank of, or a failure on the part of the Bank to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on the Bank. Except as set forth on Schedule 4.13, the Bank has not received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does the Bank have any Knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on the Bank.

Section 4.14  Legal Proceedings; Orders.

(a)  Schedule 4.14 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of the Bank, Threatened against, affecting or involving the Bank or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2002, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on the Bank, and there is no fact to the Bank’s Knowledge that would provide a basis for any other Proceeding or Order. To the Knowledge of the Bank, no officer, director, agent or employee of the Bank is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of the Bank as currently conducted.

(b)  Except as described on Schedule 4.14, the Bank: (i) is not subject to any cease and desist or other Order or enforcement action issued by, or (ii) is not a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is not a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has not been ordered to pay any civil money penalty, which has not been paid, by, or (vii) ) has not adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has the Bank been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.15  Absence of Certain Changes and Events. Except as set forth on Schedule 4.15, since December 31, 2004, the Bank has conducted its business only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each, since December 31, 2004, there has not been any:

(a)  change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b)  amendment to its articles of incorporation or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)  payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing Bank Employee Benefit Plan disclosed in the Schedules, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d)  adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Bank Employee Benefit Plan;

(e)  damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $10,000;

(f)  entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)  except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment the Bank of more than $10,000 in the aggregate;

(h)  Bank Loan or commitment to make any Bank Loan other than in the Ordinary Course of Business;

(i)  Bank Loan or commitment to make, renew, extend the term or increase the amount of any Bank Loan to any Person if such Bank Loan or any other Bank Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section shall prohibit the Bank from honoring any contractual obligation in existence on the date of this Agreement;

(j)  incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(k)  sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due, and except for pledges or liens: (i) required to be granted in connection with the acceptance by the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

(l)  cancellation or waiver by it of any claims or rights with a value in excess of $5,000;

(m)  any investment by it of a capital nature exceeding $10,000 or aggregate investments of a capital nature exceeding $50,000;

(n)  except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o)  transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)  material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of the Bank to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(q)  filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r)  discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)  entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $10,000 in aggregate value, except for sales by the Bank of “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(t)  purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u)  hiring of any employee with an annual salary in excess of $25,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(v)  agreement, whether oral or written, by it to do any of the foregoing.

Section 4.16  Properties, Contracts and Employee Benefit Plans. Except for Contracts evidencing Bank Loans made by the Bank in the Ordinary Course of Business, Schedule 4.16 lists or describes the following with respect to the Bank:

(a)  all real property owned by the Bank and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which the Bank is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of the Bank;

(b)  all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by the Bank, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c)  each Contract that involves performance of services or delivery of goods or materials by the Bank of an amount or value in excess of $10,000;

(d)  each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Bank in excess of $10,000;

(e)  each Contract not referred to elsewhere in this Section that:

(i)  relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes; or

(ii)  materially affects the business or financial condition of the Bank;

(f)  each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 or with terms of less than one year);

(g)  each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of the Bank;

(h)  each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i)  each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Bank with any other Person;

(j)  each Contract containing covenants that in any way purport to restrict the business activity of the Bank or any Affiliate of any of the foregoing, or limit the ability of the Bank or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k)  each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)  the name and annual salary of each director, officer or employee of the Bank, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by the Bank to or for the benefit of each such person in question for the year ended December 31, 2004, and for the current fiscal year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m)  each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by the Bank for the benefit of the officers, directors or employees of the Bank, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by the Bank for the benefit of the employees of the Bank (collectively, the “Bank Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of the Bank;

(n)  the name of each Person who is or would be entitled pursuant to any Contract or Bank Employee Benefit Plan to receive any payment from the Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o)  each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Bank to be responsible for consequential damages;

(p)  each Contract for capital expenditures in excess of $10,000;

(q)  each warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Bank other than in the Ordinary Course of Business; and

(r)  each amendment, supplement and modification in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 4.16 are appended to such Schedule.

Section 4.17  No Defaults. Except as set forth on Schedule 4.17, to the Knowledge of the Bank, each Contract identified or required to be identified on Schedule 4.16 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. The Bank is, and at all times since January 1, 2002, has been, in full compliance with all applicable terms and requirements of each Contract under which the Bank has or had any obligation or liability or by which the Bank or any asset owned or used by it is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Bank. To the knowledge of the Bank, each other Person that has or had any obligation or liability under any such Contract under which the Bank has or had any rights is, and at all times since January 1, 2002, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Bank. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Bank or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any Bank Loan, the Bank has not given to or received from any other Person, at any time since January 1, 2002, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Bank under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.18  Insurance. Schedule 4.18 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by the Bank on the Agreement Date. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

Section 4.19  Compliance with Environmental Laws. Except as set forth on Schedule 4.19, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Bank or its assets that are pending or, to the Knowledge of the Bank, Threatened, nor to the Knowledge of the Bank is there any factual basis for any of the foregoing, as a result of any asserted failure of the Bank, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the “Environmental Laws”). No environmental clearances or other governmental approvals are required for the conduct of the business of the Bank or the consummation of the Contemplated Transactions. To the Knowledge of the Bank, the Bank is not the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

Section 4.20  Regulatory Filings. The Bank has filed in a timely manner all required filings with all Regulatory Authorities, including the FDIC and the Department. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.21  Fiduciary Accounts. The Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable Legal Requirements and common law. Neither the Bank nor any of its directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

Section 4.22  Indemnification Claims. To the Bank’s Knowledge, no action or failure to take action by any of its Representatives has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against the Bank under any Contract with, or the corporate indemnification provisions of, the Bank, or under any Legal Requirements.

Section 4.23  Insider Interests. Except as set forth on Schedule 4.23, no officer or director of the Bank, or any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with the Bank, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Bank.

Section 4.24  Brokerage Commissions. Neither the Bank nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

Section 4.25  Approval Delays. To the Knowledge of the Bank, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. The Bank’s most recent Community Reinvestment Act (“CRA”) rating is “satisfactory” or better.

Section 4.26  Code Sections 280G, 409A and 4999. Except as set forth on Schedule 4.26, no payment that is owed or may become due to any director, officer, employee or agent of the Bank will be non-deductible to the Bank (or, following the Merger, Acquiror or AB&T) or subject to tax under Section 280G, Section 409A or Section 4999 of the Code, nor will the Bank (or, following the Merger, Acquiror or AB&T) be required to “gross up” or otherwise compensate any such person because of the imposition of any tax or excise tax on a payment to such person. Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, and except as set forth on Schedule 4.26, the Bank does not provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

Section 4.27  Disclosure. Neither any representation nor warranty of the Bank in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

Article 5

Representations and Warranties of Acquiror and AB&T

Acquiror and AB&T hereby represent and warrant to the Bank that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Date:

Section 5.1  Acquiror Organization. Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in the State of Arizona and in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956 as amended (“BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.

Section 5.2  AB&T Organization. AB&T is an Arizona corporation that holds a banking permit and is validly existing and in good standing under the laws of the State of Arizona. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.

Section 5.3  Authorization; Enforceability.

(a)  Each of Acquiror and AB&T has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Acquiror and AB&T, and the consummation by each of them of its respective obligations under this Agreement, have been authorized by all necessary actions, except for the approval of AB&T’s shareholders. Subject to such shareholder approval, this Agreement constitutes a legal, valid and binding obligation of each of Acquiror and AB&T enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)  Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws or similar organizational documents of Acquiror or any Acquiror Subsidiary: (i) prohibits or restricts Acquiror’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject the Bank to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The boards of directors of Acquiror and AB&T have unanimously approved the execution of, and performance by Acquiror and AB&T of their respective obligations under, this Agreement.

Section 5.4  No Conflict. To the knowledge of Acquiror and AB&T, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate or articles of incorporation or bylaws, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or shareholders of, Acquiror or AB&T; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Acquiror or AB&T, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the FDIA, the Delaware General Corporation Law and the Arizona Statutes. Neither Acquiror nor AB&T is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except such approvals of Regulatory Authorities that are required by law or regulation to consummate the transactions contemplated by this Agreement.

Section 5.5  Brokerage Commissions. Neither Acquiror nor AB&T, nor any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

Section 5.6  Approval Delays. To the Knowledge of Acquiror, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. The CRA rating of each of Acquiror’s subsidiaries, including AB&T, that is a “depository institution” as defined by the FDIA, is “satisfactory” or better.

Section 5.7  Disclosure. No representation or warranty of Acquiror or AB&T in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 7.1 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

Section 5.8  Financial Resources. Acquiror will have sufficient cash available on the Closing to enable it to pay the Merger Consideration to the Bank Shareholders pursuant to the terms of this Agreement.

Article 6

Covenants of the Bank

Section 6.1  Access and Investigation.

(a)  Acquiror and AB&T and their respective Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing, have full and continuing access to the facilities, operations, records and properties of the Bank in accordance with the provisions of this Section. Acquiror and AB&T and their respective Representatives may, prior to the Closing, make or cause to be made such reasonable investigation of the operations, records and properties of the Bank and of their respective financial and legal condition as Acquiror or AB&T shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of the Bank. Upon request, the Bank will furnish Acquiror or AB&T attorneys’ responses to auditors’ requests for information regarding the Bank, and such financial and operating data and other information reasonably requested by Acquiror or AB&T (provided, with respect to attorneys, such disclosure would not result in the waiver by the Bank of any claim of attorney-client privilege), and will permit Acquiror and AB&T and their respective Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for the Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or AB&T. No investigation by Acquiror, AB&T or any of their respective Representatives shall affect the representations and warranties made by the Bank. This Section shall not require the disclosure of any information the disclosure of which to Acquiror or AB&T would be prohibited by any Legal Requirement.

(b)  The Bank shall allow a Representative of Acquiror or AB&T to attend as an observer all meetings of the board of directors and committees of the board of directors of the Bank, including any meeting of the loan committee and asset liability management committee of the Bank. The Bank shall give reasonable notice to Acquiror and AB&T of any such meeting and, if known, the agenda for or business to be discussed at such meeting. The Bank shall provide to Acquiror and AB&T all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for senior management of the Bank, in each case excluding information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that Acquiror’s or AB&T’s Representative will not have any voting rights with respect to matters discussed at these meetings and that neither Acquiror nor AB&T is managing the business or affairs of the Bank. All information obtained by Acquiror or AB&T at these meetings shall be treated in confidence as required by Section 12.7. Notwithstanding the foregoing, neither Acquiror nor AB&T shall be permitted to attend any portion of a meeting and the Bank shall not be required to provide Acquiror or AB&T with any materials, in violation of applicable law or that relates to an Acquisition Transaction (as defined below), except for information to be provided as required by Section 6.6, or that involve matters protected by the attorney-client privilege.

Section 6.2  Operation of the Bank. Except with the prior written consent of Acquiror, between the Agreement Date and the Closing, the Bank will:

(a)  conduct its business only in the Ordinary Course of Business;

(b)  use its Best Efforts to preserve intact the current business organization of the Bank, keep available the services of the current officers, employees and agents of the Bank, and maintain the goodwill of suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with the Bank;

(c)  confer with Acquiror and AB&T concerning operational matters of a material nature;

(d)  enter into loan transactions only in accordance with sound credit practices and the Bank’s current loan policy, and only on terms and conditions that are not materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions, and in that connection, from the date hereof to the Closing, shall not:

(i)  enter into any new unsecured credit or lending relationships with any Person and such Person’s Borrowing Affiliate (as defined below) in a principal amount of $75,000 or more, or any new secured credit or lending relationships with any Person and such Person’s Borrowing Affiliate in a principal amount of $500,000 or more, unless the Bank has delivered to AB&T as soon as reasonably possible after the making of such loan the Bank’s internal written memorandum describing the loan and the Bank’s internal spreadsheets analyzing the financial background and circumstances of such loan; or

(ii)  other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a ten percent (10%) or greater equity interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Bank which constitutes a non-performing loan or against any part of such indebtedness the Bank has established loss reserves or any part of which has been charged-off by the Bank;

(e)  consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), and charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or any Legal Requirements and place on non-accrual any loans or leases that are past due greater than ninety (90) days

(f)  maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g)  not buy or sell any security held, or intended to be held, for investment, but such restriction shall not affect the buying and selling by any the Bank of Federal Funds or the reinvestment of interest and dividends paid on any securities owned by the Bank as of the date of this Agreement;

(h)  not declare or pay any dividends or make any other similar distributions of cash or property to any of the Bank’s directors, officers, employees or shareholders, other than regular salary or other earned compensation;

(i)  not incur any financial obligation to any financial advisor, valuation expert or similar consultant except for the fees payable to Tim Gay & Associates on the terms and conditions described on Schedule 4.16;

(j)  file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

(k)  maintain its books, accounts and records in the Ordinary Course of Business, on a basis consistent with prior years;

(l)  comply with all Legal Requirements and Contracts; and

(m)  report periodically to Acquiror concerning the status of the business, operations and finances of the Bank.

Section 6.3  Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Bank will not, without the prior written consent of Acquiror, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.15 is likely to occur. Without limiting the generality of the foregoing, prior to the Closing, the Bank will increase the fees, salaries or other payments to the Bank’s directors, officers or shareholders.

Section 6.4  Subsequent Bank Financial Statements. As soon as available after the date hereof, the Bank will furnish Acquiror copies, when available, of the Call Reports of the Bank for each quarterly or annual period completed after the Agreement Date, and all other financial reports or statements submitted after the date hereof by the Bank to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent Bank Financial Statements”). Except as may be required by changes in any Legal Requirements effective after the date hereof, the Subsequent Bank Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented. The Subsequent Bank Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Bank Financial Statements misleading in any material respect.

Section 6.5  Advice of Changes. Between the Agreement Date and the Closing, the Bank shall promptly notify Acquiror in writing if the Bank becomes aware of any fact or condition that causes or constitutes a Breach of any of the Bank’s representations and warranties as of the Agreement Date, or if the Bank becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Bank will promptly deliver to Acquiror a supplement to the Schedules specifying such change. During the same period, the Bank will promptly notify Acquiror of the occurrence of any Breach of any covenant of the Bank in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.6  Other Offers.

(a)  Until such time, if any, as this Agreement is terminated pursuant to Article 10, the Bank will not, and will cause its Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving the Bank. Notwithstanding such foregoing restriction, the Bank may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of the Bank determines, in good faith, that the exercise of its fiduciary duties to the Bank’s shareholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that the Bank may not, in any event, provide to such third party any information which it has not provided to Acquiror. The Bank shall promptly notify Acquiror orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by its counsel.

(b)  “Acquisition Transaction” shall, with respect to the Bank, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either the Bank; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Bank; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of the Bank; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of the Bank; (v) a public proxy or consent solicitation made to the Bank Shareholders seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of the Bank; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to the Bank or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

Section 6.7  Shareholders’ Meeting. The Bank shall cause a meeting of its shareholders to be held at the earliest practicable date, but in no event later than ninety (90) days after the date of this Agreement (the “Meeting Date”), for the purpose of acting upon this Agreement. In connection with such shareholders’ meeting and in accordance with all applicable Legal Requirements, the Bank shall send to its shareholders prior to such meeting, notice of such meeting together with a proxy statement (the “Bank Proxy Statement”). In advance of mailing the Bank Proxy Statement, the Bank shall provide Acquiror and its counsel with a copy of the Bank Proxy Statement and provide Acquiror and its counsel a reasonable opportunity to comment thereon. The Bank and its board of directors acting as a board shall recommend to the Bank Shareholders the approval of this Agreement and the Merger and shall solicit from the Bank Shareholders proxies voting only in favor thereof. For the avoidance of doubt, the parties acknowledge that the failure of the Bank to comply with the provisions of this Section shall be deemed to have a Material Adverse Effect on the Bank and on Acquiror’s rights under this Agreement.

Section 6.8  Information Provided to Acquiror. The Bank agrees that the information concerning the Bank that is provided or to be provided by the Bank to Acquiror for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 6.9  Amendment or Termination of Employee Benefit Plans. To the extent permitted by applicable Legal Requirements, upon the written request of Acquiror, the Bank shall take such action as may be necessary to amend or terminate any Bank Employee Benefit Plan of the Bank on or before the Closing on terms reasonably acceptable to Acquiror; provided, however, that the Bank shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Closing.

Section 6.10  Data and Item Processing Agreements. The Bank agrees to consult with Acquiror prior to the entry by it, either through action or inaction, into any new, or any extension of any existing, data or item processing agreements. The Bank agrees to coordinate with Acquiror the negotiation of any new or extension of any existing data or item processing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger.

Section 6.11  Tax Matters. The Bank shall not make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Acquiror. The Bank shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to Acquiror for its review as soon as the same are prepared and first delivered to the Bank.

Section 6.12  Accounting and Other Adjustments. Subject to applicable Legal Requirements, the Bank agrees that it shall: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Acquiror, on a consolidated basis after the Agreement Date, in any case as Acquiror shall reasonably request, provided, however, that the Bank shall not be obligated to take any such requested action until immediately prior to the Closing and at such time as the Bank shall have received reasonable assurances that all conditions precedent to the Bank’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

Section 6.13  Other Agreements. Concurrently with the execution and delivery of this Agreement, the Bank shall deliver or cause to be delivered to Acquiror:

(a)  a voting agreement in the form of Exhibit C that governs the voting of all of the shares of Bank Stock over which the Bank’s directors exercise, or share the exercise, of the right to vote, and signed by all of the Bank’s directors; and

(b)  a consulting agreement in the form of Exhibit D, signed by Paul Muscenti (the “Consulting Agreement”), to be effective at the Effective Time.

Article 7

Covenants of Acquiror and AB&T

Section 7.1  Advice of Changes. Between the Agreement Date and the Closing, Acquiror shall promptly notify the Bank in writing if Acquiror or AB&T becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties herein of Acquiror or AB&T as of the Agreement Date, or if Acquiror or AB&T becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Acquiror will promptly notify the Bank of the occurrence of any Breach of any covenant of Acquiror or AB&T in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

Section 7.2  Information Provided to the Bank. Each of Acquiror and AB&T agrees that none of the information concerning Acquiror or AB&T that is provided or to be provided by Acquiror or AB&T to the Bank for inclusion or that is included in the Bank Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, with respect to the Bank Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, neither Acquiror nor AB&T shall have any responsibility for the truth or accuracy of any information with respect to the Bank or any of its Affiliates contained in the Bank Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.3  Indemnification. Except as may be limited by applicable Legal Requirements, Acquiror shall honor any of the Bank obligations in respect of indemnification and advancement of expenses currently provided by the Bank in its articles of incorporation or bylaws in favor of the current and former directors and officers of the Bank for not less than two (2) years from the Effective Time with respect to matters occurring prior to the Effective Time.

Article 8

Covenants of All Parties

Section 8.1  Regulatory Approvals. By no later than forty-five (45) days after the Agreement Date, Acquiror and AB&T shall make all appropriate filings with Regulatory Authorities for approval of the Merger, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the FDIC pursuant to the FDIA; (c) the Department pursuant to the Arizona Statutes; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. Acquiror and AB&T shall pursue in good faith the regulatory approvals necessary to consummate the Merger. In advance of any filing made under this Section, the Bank and its counsel shall be provided with the opportunity to comment upon all non-confidential portions thereof, and Acquiror and AB&T agree promptly to advise the Bank and its counsel of, and share with them, any material communication received by Acquiror or AB&T or its counsel from any Regulatory Authorities with respect to the non-confidential portions of such filings.

Section 8.2  Necessary Approvals. Acquiror and the Bank agree that Acquiror’s counsel will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of Acquiror, AB&T and the Bank agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.3  Customer and Employee Relationships. Each of Acquiror, AB&T and the Bank agrees that its respective Representatives may jointly:

(a)  participate in meetings or discussions with officers and employees of the Bank, Acquiror and AB&T in connection with employment opportunities with Acquiror after the Effective Time; and

(b)  contact Persons having dealings with the Bank, Acquiror, AB&T or any of their respective Subsidiaries for the purpose of informing such Persons of the services to be offered by Acquiror or AB&T after the Effective Time.

Section 8.4  Best Efforts; Cooperation. Each of Acquiror, AB&T and the Bank agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. None of Acquiror, AB&T or the Bank will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the Agreement Date and the Closing, each of Acquiror, AB&T and the Bank will, and will cause all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Article 9

Conditions Precedent to Obligations of Acquiror and AB&T

The obligations of Acquiror and AB&T to consummate the Merger and to take the other actions required to be taken by Acquiror or AB&T at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror and AB&T, in whole or in part):

Section 9.1  Accuracy of Representations and Warranties. All of the representations and warranties of the Bank set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on the Bank or on Acquiror’s or AB&T’s rights under this Agreement.

Section 9.2  Bank’s Performance. The Bank shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, except where any non-performance or noncompliance would not have a Material Adverse Effect on the Bank or on Acquiror’s or AB&T’s rights under this Agreement.

Section 9.3  Documents Satisfactory. All proceedings, corporate or other, to be taken by the Bank in connection with the Merger, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Acquiror and AB&T and their counsel, and the Bank shall have made available to Acquiror and AB&T for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Bank which Acquiror or AB&T may reasonably request in connection with said transactions.

Section 9.4  No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against the Bank, AB&T or Acquiror, or against any of the Affiliates of Acquiror, any Proceeding that would reasonably be expected to have a Material Adverse Effect on the financial condition or operations of the Bank, Acquiror or AB&T.

Section 9.5  No Claim Regarding Stock Ownership or Sale Proceeds. Except for the Bank Shareholders identified on the shareholder list delivered pursuant to Section 2.7, there must not have been made or Threatened by any Person any claim asserting that such Person: (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, the Bank; or (b) is entitled to all or any portion of the consideration payable under the terms of this Agreement to the Bank Shareholders.

Section 9.6  Absence of Material Adverse Effects. From the date hereof to the Closing, there shall be and have been no change in the financial condition, assets or business of the Bank that has had or would reasonably be expected to have a Material Adverse Effect on the Bank.

Section 9.7  Consents and Approvals. Any consents or approvals required to be secured by any party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Acquiror or AB&T to consummate the Merger, including the approval of the Bank Shareholders, shall have been obtained and shall be reasonably satisfactory to Acquiror and AB&T, and all applicable waiting periods shall have expired.

Section 9.8  No Prohibition. The consummation of the Merger will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with or result in a material violation of, or cause Acquiror, AB&T or any of Acquiror’s Affiliates to be required to make any material change in its operations as a result of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Regulatory Authority.

Section 9.9  Dissenting Shares. The total number of Dissenting Shares shall be no greater than five percent (5%) of the number of issued and outstanding shares of Bank Stock.

Section 9.10  Consulting Agreement. The Consulting Agreement shall be in full force and effect, and Paul Muscenti shall be an active employee of the Bank.

Article 10

Conditions Precedent to Obligations of the Bank

The Bank’s obligation to consummate the Merger and to take the other actions required to be taken by the Bank at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Bank, in whole or in part):

Section 10.1  Accuracy of Representations and Warranties. All of the representations and warranties of Acquiror and AB&T set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on the Bank Shareholders’ rights under this Agreement.

Section 10.2  Bank’s Performance. Acquiror and AB&T shall have performed or complied with all of the covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing, except where any non-performance or noncompliance would not have a Material Adverse Effect on the Bank Shareholders’ rights under this Agreement.

Section 10.3  Documents Satisfactory. All proceedings, corporate or other, to be taken by Acquiror and AB&T in connection with the Merger, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Bank and its counsel, and Acquiror and AB&T shall have made available to the Bank for examination the originals or true and correct copies of all records and documents relating to the business and affairs of Acquiror and AB&T which the Bank may reasonably request in connection with said transactions.

Section 10.4  Consents and Approvals. Any consents or approvals required to be secured by any party by the terms of this Agreement or otherwise reasonably necessary in the opinion of the Bank to consummate the Merger, including the approval of the merger by AB&T’s shareholders, shall have been obtained and shall be reasonably satisfactory to the Bank, and all applicable waiting periods shall have expired.

Section 10.5  No Injunction. There is no Legal Requirement or any injunction or other Order that has been adopted or issued, or has otherwise become effective, since the date of this Agreement that prohibits the Merger.

Article 11

Termination

Section 11.1  Reasons for Termination and Abandonment. This Agreement may, by prompt written notice given to the other parties prior to or at the Closing, be terminated:

(a)  by mutual consent of the board of directors of each of the Bank, Acquiror and AB&T;

(b)  by Acquiror or AB&T if: (i) any of the conditions in Article 9 has not been satisfied, or satisfaction of such a condition is or becomes impossible, as of the Closing; (ii) such condition has not been waived in writing by Acquiror and AB&T; and (iii) the failure of such condition has had, or would reasonably be expected to have, a Material Adverse Effect on the Bank or on Acquiror or AB&T if the Merger were consummated, provided, however, that the contingency set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if the failure of such condition was the result of any intentional or grossly negligent action, failure to act or misrepresentation of the Bank;

(c)  by the Bank if: (i) any of the conditions in Article 10 has not been satisfied, or satisfaction of such a condition is or becomes impossible, as of the Closing; (ii) such condition has not been waived in writing by the Bank; and (iii) the failure of such condition has had, or would reasonably be expected to have, a Material Adverse Effect on the Bank Shareholders, provided, however, that the contingency set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if the failure of such condition was the result of any intentional or grossly negligent action, failure to act or misrepresentation of Acquiror or AB&T; or

(d)  by any of Acquiror, AB&T or the Bank if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date that is eight months after the date of this Agreement.

Section 11.2  Effect of Termination. Except as provided in Section 11.3 or Section 11.4, if this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Acquiror, AB&T, the Bank, or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Section 11.3 or Section 11.4,, nothing herein shall relieve any party from liability for the Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 11.3  Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its own respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Merger, including all fees and expenses of agents, representatives, counsel and accountants. If any of the parties hereto files suit to enforce this Section or a suit seeking to recover costs and expenses or damages for Breach of this Agreement, the costs, fees, charges and expenses (including attorneys’ fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the non-prevailing party.

Section 11.4  Remedies.

(a)  If this Agreement is terminated by Acquiror or AB&T pursuant to Section 11.1 because there is a Breach of any of the Bank’s representations, warranties, covenants or agreements, Acquiror or AB&T, as the case may be, shall be entitled to enforce its rights under this Agreement, to recover damages by reason of any such Breach, including the costs, fees, charges and expenses (including attorneys’ fees and expenses) of enforcing such rights under this Agreement provided it prevails in such litigation, and to exercise all other rights granted by law or equity.

(b)  If this Agreement is terminated by the Bank pursuant to Section 11.1 because there is a Breach of any of Heartland’s representations, warranties, covenants or agreements, the Bank shall be entitled to enforce its rights under this Agreement, to recover damages by reason of any such Breach, including the costs, fees, charges and expenses (including attorneys’ fees and expenses) of enforcing such rights under this Agreement provided it prevails in such litigation, and to exercise all other rights granted by law or equity.

Article 12

Miscellaneous

Section 12.1  Governing Law. Except as expressly provided by the Arizona Statutes with respect to the Contemplated Transactions, all questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2  Jurisdiction and Service of Process. Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Iowa, County of Dubuque or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Dubuque, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 12.3  Assignments, Successors and No Third Party Rights. No party may assign any of its rights under this Agreement to any other Person without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, provided, however, that Acquiror may assign its respective rights under this Agreement to any wholly-owned subsidiary of Acquiror without the consent of the Bank so long as Acquiror continues to guarantee the performance of all of its covenants set forth in this Agreement. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 12.4  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.5  Modification. This Agreement may only be amended by a written agreement executed by the party to be charged with the amendment.

Section 12.6  Publicity. Prior to the Closing and except as required by law, the parties hereto will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld. Unless consented to by Acquiror in advance or except as required by law, prior to the Closing, the Bank shall keep this Agreement strictly confidential and not make any disclosure of this Agreement to any Person. The Bank, Acquiror and AB&T will consult with each other concerning the means by which the Bank’s employees, customers and suppliers and others having dealings with the Bank will be informed of the Merger.

Section 12.7  Confidentiality. Between the date of this Agreement and the Closing, Acquiror, AB&T and the Bank will maintain in confidence, and will cause its respective directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of any other party any written, oral or other information obtained in confidence from another party in connection with this Agreement or the Merger, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Merger; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceedings. If the Merger is not consummated, each party will return or destroy as much of such written information as the other parties may reasonably request.

Section 12.8  Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by certified mail (return receipt requested) with postage prepaid or telecopied if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail as required in this Section:

(d) if to the Bank, to:

Bank of the Southwest
7910 South Kyrene Road, Suite 108
Tempe, Arizona  85284
Telephone: (480) 346-4600
Facsimile: (480) 346-4630
Attention: Paul Muscenti
Chairman of the Board

with copies to:

Gust Rosenfeld P.L.C.
201 E. Washington Street, Suite 800
Phoenix, Arizona 85004-2327
Telephone: (602) 257-7422
Facsimile: (602) 254-4878
Attention: John L. Hay, Esq.

(a) If to Acquiror or AB&T, to:

Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004
Telephone: (563) 589-1994
Facsimile: (563) 589-1951
Attention: Mr. John K. Schmidt
Chief Operating Officer and Chief Financial Officer

with copies to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 West Wacker, Suite 2700
Chicago, Illinois 60606
Telephone: (312) 984-3100
Facsimile: (312) 984-3150
Attention: Dennis R. Wendte, Esq.

or to such other Person or place as any party shall furnish to the other parties hereto in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile, on the next Business Day if also confirmed by mail in the manner provided in this Section.

Section 12.9  Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.10  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Merger is adversely affected thereby.

Section 12.11  Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, as any party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.12  Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

Section 12.13  Survival. None of the representations and warranties set forth in this Agreement shall survive the Closing.

[This Space Left Intentionally Blank]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first written above.

Bank of the Southwest By: /s/ Paul Muscenti Paul Muscenti Chairman of the Board	Heartland Financial USA, Inc. By: /s/Lynn B. Fuller Lynn B. Fuller Chairman, President and Chief Executive Officer
Arizona Bank & Trust By: /s/ William F. Frank William F. Frank President and Chief Executive Officer

Exhibit A

Form of Legal Opinion of Bank’s Counsel

[                       ], 2006

Heartland Financial USA, Inc. 1398 Central Avenue Dubuque, Iowa 52004-0778	Arizona Bank & Trust 1000 N. 54th Street Chandler, Arizona 85226

Re: Acquisition of Bank of the Southwest by Heartland Financial USA, Inc.

Ladies and Gentlemen:

We have served as special counsel to Bank of the Southwest, an Arizona chartered commercial bank with its main office located in Tempe, Arizona (the “Bank”), in connection with the Agreement and Plan of Merger dated as of December 30, 2005 (the “Agreement”), among the Bank, Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and Arizona Bank & Trust, an Arizona chartered commercial bank with its main office located in Chandler, Arizona, and a majority controlled subsidiary of Heartland (“AB&T”). Except as specifically defined herein, all capitalized terms used in this letter shall have the meanings given them under the Agreement. This opinion is delivered to you pursuant to Section 2.7(h) of the Agreement.

As counsel for the Bank, we have reviewed the Agreement and also have examined and relied upon such other documents and instruments, and certificates of public officials, and have made such other investigations and inquiries as we have deemed necessary or appropriate for purposes of this opinion. In stating our opinion, we have relied solely upon certificates of officers of the Bank with respect to certain factual matters as we have deemed reasonably necessary. For purposes of this opinion, we have also assumed, without investigation: (a) the legal capacity of each natural Person; (b) the full power and authority of each Person, other than the Bank and its officers, to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered, and to do each other act heretofore done or hereafter to be done by such Person; (c) the due authorization, execution and delivery by each Person, other than the Bank and its officers, of each document heretofore executed and delivered or hereafter to be executed and delivered by such Person; (d) the legality, validity, binding effect and enforceability as to each Person, other than the Bank and its officers, of each document heretofore executed and delivered or hereafter to be executed and delivered, and of each other act heretofore done or hereafter to be done by such Person; (e) the genuineness of each signature on and the completeness of each document submitted to us as an original; (f) the conformity to, and the authenticity of, the original of each document submitted to us as a copy; (g) no modification of any provision of any document, nor waiver of any right or remedy; and (h) no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith.

As to questions of fact material to our opinion that have not been independently established, we have relied upon, without independent verification, the accuracy of the relevant facts stated in the certificates or comparable documents of officers of the Bank and upon the accuracy of the representations and warranties contained in the Agreement. Although we have made no independent investigation or verification of each matter set forth therein, nothing has come to our attention indicating that such reliance by us or by you is not justified. In addition, and particularly with respect to numbered paragraphs 5, 6 and 7 below, we wish to advise you that: (a) we have not been engaged to give substantive attention to any legal or governmental proceedings or orders to which the Bank may be a party; and (b) we have made no special investigation as to the factual matters stated in our opinion, including any search of the dockets or records of any Regulatory Authority, to determine if any such Proceedings are pending or Orders have been entered involving the Bank.

The opinions hereafter expressed are qualified to the extent that the rights, interests and remedies under the Transaction Documents (as defined below) may be subject to or affected by: (a) any bankruptcy, insolvency, bank conservatorship or receivership or similar laws affecting creditors’ rights and remedies generally, and the enforcement thereof; (b) the unavailability of, or any limitation on the availability of, any particular right or remedy (whether in a proceeding in equity or at law) because of general principles of equity; and (c) any limitation insofar as indemnification and contribution provisions thereof may be limited by applicable law.

We express no opinion concerning the applicability to the Bank, or to the Agreement or any other documents, exhibits or schedules delivered in connection with the Merger (collectively, the “Transaction Documents”), of federal, state or local laws, rules, regulations or ordinances relating to: (a) occupational health and safety, environmental siting, impact and discharge, or storage and discharge of flammable or hazardous materials or solid or toxic waste; (b) any federal, state or local tax consequences arising in connection with the transactions contemplated in the Transaction Documents; (c) patent, copyright, service mark, trade name or trademark rights; or (d) the accuracy, adequacy or legal sufficiency of any personal property descriptions contained in the Transaction Documents.

On the basis of and subject to the foregoing and the qualifications stated below, we are of the opinion that:

1. The Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. The Bank has all necessary corporate and regulatory power and authority to own its properties and to carry on its business as it is now being conducted, including the conduct of a banking business in the State of Arizona.

2. The authorized capital stock of the Bank consists of 10,000,000 shares of Bank Stock. To our knowledge, 1,730,463 shares of Bank Stock are duly issued and outstanding, fully paid and non-assessable, no shares of Bank Stock are held by the Bank as treasury shares and, to our knowledge, no shares have been issued in violation of any preemptive right of the Bank’s shareholders. To our knowledge and except as disclosed in the Agreement and the Schedules, there are no other shares of capital stock of the Bank issued and outstanding, and the Bank owns no voting stock or equity securities of any corporation, association, partnership or other entity.

3. To our knowledge, except as disclosed in the Agreement or the Schedules, there is no existing Contract obligating the Bank to issue or sell, or to purchase or redeem, any shares of capital stock of the Bank.

4. The execution, delivery and performance of the Agreement and the Contemplated Transactions have been duly authorized and approved by the Bank’s board of directors and its shareholders, these being the only corporate authorizations thereof required of the Bank under its articles of incorporation and bylaws and under applicable law. The Agreement constitutes the legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

5. The execution, delivery and performance by the Bank of the Agreement will not violate the articles of incorporation or bylaws of the Bank, and will not, to our knowledge, result in a material Breach of or constitute a default under any material Contract or Order of which we have knowledge to which the Bank is a party or to which it or a material portion of any of its properties or assets may be bound.

6. To our knowledge, no consent, approval, authorization or Order of any Regulatory Authority that has not been obtained is required on behalf of the Bank for consummation of the Contemplated Transactions, except for the filing of the articles of merger with the Arizona Corporation Commission.

7. To our knowledge, there are no Proceedings, pending or Threatened, against or affecting the Bank, at law or in equity or before or by any Regulatory Authority, or before any arbitrator of any kind that, in our opinion, based upon such knowledge, are reasonably likely to have a Material Adverse Effect on the Bank.

In addition to the matters set forth above, although we have not independently verified the accuracy or completeness of the statements contained in the Proxy Statement, based upon our knowledge obtained while acting as special counsel to the Bank and our review and discussion of the contents of the Proxy Statement with the representatives of the Bank and the certificates of officers of the Bank verifying certain factual information included therein, nothing has come to our attention during the course of our representation of the Bank that leads us to believe that (except for financial statements, other financial data and information relating to or supplied by Heartland or AB&T, and financial statements and other financial data supplied by the Bank included therein as to which we do not express any belief) the Proxy Statement, at the time the Proxy Statement was first mailed to the shareholders of the Bank, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or as necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

With respect to the opinions expressed above, we are qualified to practice law in the State of Arizona and express no opinion concerning any law other than the laws of the State of Arizona and the laws of the United States of America, provided, however, that with your consent and approval, we have assumed for the purposes of the opinion expressed in the last sentence of paragraph 4 above, that the laws of the State of Iowa are the same in all material respects as the laws of the State of Arizona.

To the extent any statement is made subject “to our knowledge” or words of like import, such statement is limited to facts actually known, or facts that would have been known after reasonable inquiry concerning the statement made, by attorneys in our office who have participated in the representation of the Bank in connection with the Contemplated Transactions.

This opinion is being furnished to you solely for your benefit in connection with the Agreement. It may not be relied upon by, nor a copy of it delivered to any other party, without our prior written consent. This opinion is based upon our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

Very truly yours,

Exhibit B

Form of Paying Agent Agreement

This Paying Agent Agreement (this “Agreement”) is entered into as of [__________], 2006, among Heartland Financial USA, Inc., a Delaware corporation (“Heartland”); Bank of the Southwest, an Arizona chartered commercial bank with its main office located in Tempe, Arizona (“Southwest”); Arizona Bank & Trust, an Arizona chartered commercial bank with its main office located in Chandler, Arizona (“AB&T”); and [________________] Bank, a commercial bank organized and existing under the laws of the State of [________] with its main office located in [________], [________] (“[_____] Bank”).

Recitals

A. Heartland, Southwest and AB&T have entered into an Agreement and Plan of Merger dated as of December 30, 2005 (the “Merger Agreement”), pursuant to which Southwest will be merged with and into AB&T (the “Merger”) and each outstanding share of the common stock of Southwest, no par value per share (“Bank Stock”), will be converted into the right to receive cash in the amount set forth in the Merger Agreement.

B. The parties to the Merger Agreement desire that [______] Bank serve as paying agent (the “Paying Agent”) in connection with the Merger, and [______] Bank has indicated its willingness to do so.

Agreements

In consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Definitions and Construction. All terms that are capitalized and used in this Agreement (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 1.2 of the Merger Agreement.

Section 2.  Appointment of Paying Agent. Southwest, Heartland and AB&T hereby appoint [______] Bank as Paying Agent for the purpose of receiving delivery of Transmittal Letters and Certificates, and transmitting the Merger Consideration to the shareholders of Southwest (collectively, the “Bank Shareholders”). [______] Bank hereby agrees to serve as Paying Agent upon the terms and conditions set forth herein.

Section 3.  Duties. The Paying Agent is hereby authorized and directed to, and hereby agrees to:

(a)  mail the Transmittal Letter to Bank Shareholders for their use in effecting their delivery of the Certificates to the Paying Agent;

(b)  accept and comply with telephone requests for information relative to the completion of the Transmittal Letter and the delivery of Certificates to the Paying Agent;

(c)  receive and examine all Certificates and the accompanying Transmittal Letters and other documents required to be submitted by Bank Shareholders in connection therewith (collectively, the “Transmittal Documents”), in each case for proper completion and execution in accordance with the terms thereof;

(d)  provisionally retain any Transmittal Documents evidencing any deficiency in execution, make a reasonable attempt to inform Southwest of the need for fulfillment of any necessary requirements, make available for review by Southwest, Heartland or AB&T any Transmittal Documents that continue to be deficient and follow the mutual instructions of Southwest, Heartland and AB&T regarding their disposition;

(e)  accept Transmittal Documents signed by any person acting in a fiduciary or representative capacity only if such capacity is shown on the Transmittal Documents and is accompanied by proper evidence of such person’s authority so to act;

(f)  accept Transmittal Documents with respect to any shares of Bank Stock with more than one record holder only if each record holder has signed the necessary Transmittal Documents;

(g)  accept deliveries of Transmittal Documents from persons alleging loss, theft or destruction of their Certificates upon the additional receipt of an appropriate affidavit of loss for the Certificate and, if required in the Paying Agent’s reasonable discretion, a corporate bond of indemnity from a surety that shall include indemnification of Southwest, Heartland and AB&T, and [______] Bank, in its capacity as the Paying Agent, all in such form and substance as have been reasonably approved by Southwest, Heartland and AB&T;

(h)  within the time period and upon the terms specified in the Merger Agreement, issue to the Bank Shareholders upon their delivery of Certificates and properly executed Transmittal Documents checks in payment of the Merger Consideration;

(i)  as the Paying Agent, cancel all Certificates accepted for delivery in exchange for the Merger Consideration and retain such Certificates pending further instructions from Heartland and AB&T;

(j)  retain in safekeeping the cash delivered to it by Heartland to satisfy Heartland’s requirement to pay the Merger Consideration; and

(k)  maintain on a continuing basis a list of Bank Shareholders who have not yet delivered their Certificates to the Paying Agent.

Section 4.  Indemnification. Southwest, Heartland and AB&T agree to indemnify and hold harmless the Paying Agent from and against any and all reasonable and necessary expenses, including reasonable and necessary counsel fees and disbursements, or losses suffered by the Paying Agent in connection with any action, suit or other proceeding or investigation involving any claim or liability, that, directly or indirectly, results from or arises out of the Paying Agent’s actions hereunder; provided, however, that the Paying Agent shall not be indemnified and held harmless with respect to such expenses or losses that result from or arise out of the Paying Agent’s gross negligence or willful misconduct. Promptly after the receipt by the Paying Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Paying Agent shall, if a claim in respect thereof is to be made against the other parties hereto, notify the other parties thereof in writing. The other parties hereto shall be entitled to participate in the defense of any such claim or legal action or proceeding, and, if they so elect at any time after receipt of such notice, they may assume the defense of any suit brought to enforce any such claim or of any other such legal action or proceeding. For the purposes hereof, the term “expense or loss” paid or payable to satisfy a claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Paying Agent, shall mean all reasonable costs and expenses, including reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

Section 5.  Compensation of Agent. The Paying Agent shall receive a fee for its services under this Agreement in an amount that is mutually agreeable to Heartland, AB&T and the Paying Agent. The Paying Agent shall also be reimbursed by Heartland and AB&T for all reasonable and necessary expenses incurred by the Paying Agent pursuant to or in connection with this Agreement. Heartland and AB&T shall be responsible for the fees and expenses payable to the Paying Agent pursuant to this Section.

Section 6.  Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied, if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section, to the parties’ addresses set forth in the Merger Agreement, and in the case of Paying Agent to:

[_______________] Bank
[_______________________]
[_______________________]
Telephone: ([____]) [___-____]
Telecopier: ([____]) [___-____]
Attention: [_____________], President

or to such other Person or place as such party shall furnish in writing to each of the others. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

Section 7.  Termination. If at any time prior to the Closing, Southwest, Heartland and AB&T choose to terminate this Agreement, Southwest, Heartland and AB&T shall jointly notify the Paying Agent of such termination. If this Agreement is terminated prior to the Closing, all items then or thereafter in possession of the Paying Agent as a result of this Agreement shall be promptly returned to Southwest, the Bank Shareholders, Heartland or AB&T, as appropriate. The Paying Agent shall be entitled to rely on any such joint notice as conclusive evidence of termination. Notwithstanding the foregoing, this Agreement shall terminate six (6) months after the Closing Date (the “Termination Date”), and thereafter Heartland and AB&T shall be responsible for any obligations owed to the former shareholders of Southwest pursuant to the terms of the Merger Agreement. All items then in, or thereafter coming into, the possession of the Paying Agent at or after the Termination Date and as a result of this Agreement, and any unexpended funds held pursuant to this Agreement shall be delivered to Heartland on behalf of Heartland and AB&T. The indemnification provision of this Agreement shall survive termination of the Agreement for a period of one (1) year after the Termination Date.

Section 8.  Supplemental Instructions. The instructions contained in this Agreement relating to the Paying Agent’s activities in accepting Certificates and paying cash to Bank Shareholders may be modified or supplemented at any time by joint notice from Southwest, Heartland and AB&T.

Section 9.  Entire Agreement; Amendment and Modification. This Agreement and the Merger Agreement and any documents executed by the parties pursuant to this Agreement or the Merger Agreement and referred to herein or therein, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties. This Agreement may be amended, modified or supplemented at any time only by the written approval of Southwest, Heartland, AB&T and the Paying Agent.

Section 10.  Waivers. The waiver by any party hereto of any right hereunder or of any failure to perform or breach by any other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by any other party, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving parties.

Section 11.  Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 12.  Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 13.  Jurisdiction and Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Iowa, County of Dubuque or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Dubuque, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 14.  Severability. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. Furthermore, if the scope and any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its fullest extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and each of the parties hereto consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

Section 15.  Assignments, Successors and No Third Party Rights. None of the parties to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

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In Witness Whereof, the parties hereto have caused this Agreement to be executed on the day and year first written above.

Bank of the Southwest By: Name: Title:	Heartland Financial USA, Inc. By: Name: Title:
Arizona Bank & Trust By: Name: Title:

The undersigned acknowledges receipt of the foregoing instructions and agrees to perform its duties thereunder as Paying Agent.
[___________________] Bank By: Name: Title:

Exhibit C

Form of Voting Agreement

This Voting Agreement (this “Agreement”) is entered into as of December 30, 2005, among Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), Bank of the Southwest, an Arizona chartered commercial bank with its main office located in Tempe, Arizona (“Southwest”), and each of the Bank’s directors who owns voting stock of the Bank (collectively referred to in this Agreement as the “Principal Stockholders,” and individually as a “Principal Stockholder.”)

Recitals

A. As of the date hereof, each Principal Stockholder is the owner of the number of shares of the Bank’s common stock, no par value per share ("Bank Stock"), as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto and such number of shares represents approximately the percentage of the issued and outstanding shares of the Bank’s voting stock which is also set forth thereon opposite such Principal Stockholder’s name.

B. Heartland is contemplating the acquisition of the Bank by means of a merger (the “Merger”) of the Bank with and into Arizona Bank & Trust, an Arizona chartered commercial bank with its main office located in Chandler, Arizona, and a majority controlled subsidiary of Heartland (“AB&T”), pursuant to an Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”).

C. Heartland and AB&T are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders enter into this Agreement.

D. Each Principal Stockholder believes it is in his or her best interest as well as the best interest of the Bank for Heartland and AB&T to consummate the Merger.

Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Heartland and AB&T to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions; Construction. All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 1.2 of the Merger Agreement.

Section 2. Representations and Warranties. Each Principal Stockholder represents and warrants that as of the date hereof, he or she:

(a)  owns beneficially or owns of record the number of shares of Bank Stock as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto, all of which shares are free and clear of all liens, pledges, security interests, claims, encumbrances, options, voting agreements, proxies, agreements to sell and commitments of every kind (collectively, “Encumbrances”);

(b)  has the sole, or joint with any other Principal Stockholder, voting power with respect to such shares of Bank Stock, and except as described in the Merger Agreement, that he or she does not own or hold any rights to acquire any additional shares of the Bank’s capital stock (by exercise of stock option or otherwise) or any interest therein or any voting rights with respect to any additional shares; and

(c)  has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms.

Section 3. Voting Agreement. Each Principal Stockholder hereby agrees that at any meeting of the Bank’s stockholders however called, and in any action by written consent of the Bank’s stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Bank Stock now or at any time hereafter owned or controlled by him or her:

(a)  in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;

(b)  against any acquisition of control of any capital stock of the Bank through purchase, merger, consolidation or otherwise, or the acquisition by any method of a substantial portion of the assets of the Bank, in any such case by any party other than Heartland or AB&T (an “Alternate Proposal”);

(c)  against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Bank under the Merger Agreement; and

(d)  against any action or agreement that would reasonably be expected to impede or interfere with the Contemplated Transactions, including any: (i) change in the Bank’s board of directors; (ii) change in the Bank’s present capitalization; or (iii) other material change in the Bank’s corporate structure or business, in each such case except as otherwise agreed to in writing by Heartland and AB&T.

Section 4. Additional Covenants. Except as required by law, each Principal Stockholder agrees that he or she will:

(a)  not, and will not permit any of his or her Affiliates, prior to the Effective Time to sell, assign, transfer or otherwise dispose of, create an Encumbrance with respect to, or permit to be sold, assigned, transferred or otherwise disposed of, any Bank Stock owned of record or beneficially by such Principal Stockholder, whether such shares of Bank Stock are owned of record or beneficially by such Principal Stockholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) with the prior written consent of Heartland and AB&T (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iii) as Heartland and AB&T may otherwise agree in writing;

(b)  not, and will not permit any of his or her Affiliates, directly or indirectly (including through its Representatives), to initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to an Alternate Proposal, or provide any such person with information or assistance or negotiate with any such person with respect to an Alternate Proposal or agree to or otherwise assist in the effectuation of any Alternate Proposal;

(c)  not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;

(d)  at the request of Heartland and AB&T, use his or her best efforts to cause any necessary meeting of the Bank’s stockholders to be duly called and held, or any necessary consent of stockholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the other Contemplated Transactions;

(e)  cause any of his or her Affiliates to cooperate fully with Heartland and AB&T in connection with the Merger Agreement and the Contemplated Transactions; and

(f)  execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.

Section 5. Termination. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 11 thereof, as such termination provisions may be amended by the Bank, Heartland and AB&T from time to time; and (b) the Effective Time.

Section 6. Remedies. Each Principal Stockholder understands and acknowledges that if he or she should breach any of his or her covenants contained in this Agreement, the damage to Heartland and AB&T would be indeterminable in view of the inability to measure the ultimate value and benefit to Heartland and AB&T resulting from Heartland’s contemplated future ownership and control of the Bank, and, therefore, that neither Heartland nor AB&T would have an adequate remedy at law to compensate Heartland and AB&T for any such breach. Each Principal Stockholder agrees that in addition to any other remedy available to Heartland and AB&T at law or in equity, each of Heartland and AB&T shall be entitled to specific performance of this Agreement by such Principal Stockholder upon application to any court having jurisdiction over the parties. Accordingly, each Principal Stockholder: (a) irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief; and (b) agrees to the granting of injunctive relief without the posting of any bond and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

Section 7. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Bank, Heartland, AB&T and the Principal Stockholder directly affected by such amendment, modification or supplement.

Section 8. Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Bank, its stockholders, Heartland or AB&T concerning the acquisition, disposition or control of any Bank Stock.

Section 9. Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Heartland nor AB&T by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, any other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other party. Pursuant to Section 2.10 of the Merger Agreement, nothing contained herein shall be deemed to grant Heartland an ownership interest in any shares of Bank Stock.

Section 10. Informed Action. Each Principal Stockholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

Section 11. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

Section 13. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

Section 14. Jurisdiction and Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Iowa, County of Dubuque or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Dubuque, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 15. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Bank and Heartland, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may be assigned only by Heartland, and then only to a subsidiary of Heartland.

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In Witness Whereof, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

Bank of the Southwest By: Name: Title:	Heartland Financial USA, Inc. By: Name: Title:
Arizona Bank & Trust By: Name: Title:

[Signature Page of Voting Agreement ]

Principal Stockholders	Shares Owned	Percentage Ownership
Signature Printed Name	[______]	[____]%
Signature Printed Name	[______]	[____]%
Signature Printed Name	[______]	[____]%
Signature Printed Name	[______]	[____]%
Signature Printed Name	[______]	[____]%

Exhibit D

Form of Consulting and Non-Competition Agreement

This Consulting And Non-Competition Agreement (this “Agreement”), is entered into as of December 30, 2005, among Heartland Financial USA, Inc., a Delaware corporation (“Heartland”); Arizona Bank & Trust, an Arizona chartered commercial bank with its main office located in Chandler, Arizona, and a majority controlled subsidiary of Heartland (“AB&T”); and Paul Muscenti (“Consultant”).

Recitals

A. Heartland, AB&T and Bank of the Southwest, an Arizona chartered commercial bank with its main office located in Tempe, Arizona (“Southwest”), have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) providing for the merger of Southwest with and into AB&T (the “Merger”).

B. Consultant is currently the Chairman of the Board of Southwest and is familiar with the business, operations and properties of Southwest.

C. For purposes of facilitating a smooth transition in ownership and control, an effective consolidation of Southwest’s operations with those of AB&T and the continued success of the combined operations of AB&T and Southwest, Heartland wishes to secure Consultant’s services for a period following the Closing.

D. Consultant is willing to make his services available to Heartland on the terms and conditions hereinafter set forth.

Agreements

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

Section 1.  Engagement. Heartland offers to engage Consultant, and Consultant hereby accepts such engagement, to provide services to Heartland and AB&T as a consultant for the period established under Section 4(a) (the “Term”).

Section 2.  Services. During the Term, Consultant shall serve as a director and as the vice chairman of AB&T. He shall also hold himself available during regular business hours to perform such services in connection with the transition of the ownership and operation of the business and assets of Southwest acquired by Heartland pursuant to the Merger Agreement, as the respective executive officers of Heartland or AB&T may reasonably request, and to perform such other services as AB&T or Heartland may reasonably request to promote the success of AB&T, provided, however, that Consultant shall not be required to work any more than an average of twenty-five (25) hours per week in performing the services described in this Agreement. The services which may be required of Consultant hereunder may include, business development; providing general business advice with respect to the gathering of deposits and the making of loans by AB&T; promoting sound banking practices of AB&T; promoting Heartland and AB&T and their respective products and services in communities that are served by Heartland and AB&T and their respective Affiliates (as defined in the Merger Agreement); promoting the recognition and acceptance of Heartland and AB&T among Southwest’s customers; and otherwise facilitating the transition of ownership and control and the effective consolidation of Southwest’s operations with those of Heartland and AB&T. Either or both of Heartland and AB&T may, in their respective sole and absolute discretion, engage other employees or independent contractors to perform any or all of the services for which Consultant is available under this Section.

Section 3.  Compensation. As compensation for the consulting services to be provided under Section 2 and for compliance with the covenants in Section 5, Consultant shall receive the following compensation, expense reimbursement and other benefits:

(a)  Consulting Fees. Consultant shall receive annual consulting fees of Eighty Five Thousand Dollars ($85,000) (the “Consulting Fees”). The annual Consulting Fees shall be payable in equal monthly installments with each installment to be paid in arrears on the first business day of each month. Consultant shall be eligible, at the discretion of AB&T’s board of directors, to receive cash bonuses on comparable terms as members of AB&T’s senior management, based upon the performance of AB&T.

(b)  Stock Options. Consultant shall be considered for grants of options to purchase shares of Heartland stock, all subject to the discretion of the Compensation Committee of Heartland’s board of directors.

(c)  Automobile Allowance. AB&T shall pay to Consultant on a monthly basis the sum of Eight Hundred Dollars ($800) as an automobile allowance. Consultant shall be responsible for all expenses for fuel, maintenance, repairs and insurance relating to his automobile. The payment to Consultant of this automobile allowance shall be reflected annually, as the same may be required, on any tax form provided by AB&T to Consultant and shown as additional compensation for income tax purposes.

(d)  Country Club Dues. Because Consultant intends to engage in business development and customer relations through customer entertainment at his country club, Heartland agrees during the Term to reimburse Consultant for his monthly country club dues.

(e)  Reimbursement of Expenses. If in connection with the performance of business development and customer relations, and/or other services hereunder at the request of Heartland or AB&T, Consultant incurs out-of-pocket costs for expenses for travel, meals and lodging or other reasonable expenses of a type for which other providers of professional services to Heartland or AB&T would be reimbursed, he shall be entitled to reimbursement therefor by Heartland or AB&T in accordance with the reasonable standards and procedures established by Heartland or AB&T and, in the case of either, expressly communicated to Consultant.

Section 4.  Term; Termination; Payments on Termination.

(a)  Term. The Term shall be for a term of two (2) years beginning on the Effective Date, and shall automatically extend for one (1) additional year on the second anniversary of the Effective Date (the “Automatic Extension”), unless the Automatic Extension is terminated by either party effective by written notice to that effect delivered to the other not less than ninety (90) days prior to the second anniversary of the Effective Date. If the Automatic Extension is terminated, then Consultant’s employment hereunder shall terminate as of the last day of the original two (2) year Term. The parties agree that the Effective Date under this Agreement shall be the Closing Date, as defined in the Merger Agreement, provided, however, that if the Merger Agreement is terminated, this Agreement shall also terminate automatically and simultaneously.

(b)  Voluntary Termination by Consultant. If Consultant voluntarily terminates his services under this Agreement, then AB&T shall only be required to pay Consultant his Consulting Fees as shall have accrued through the effective date of such termination, and AB&T shall have no further obligations to Consultant.

(c)  Premature Termination by AB&T.

(i) If this Agreement is terminated by AB&T prior to the last day of the Term for any reason other than a termination for Cause (as defined below), then notwithstanding any mitigation of damages by Consultant, AB&T shall pay Consultant an amount equal to the remaining Consulting Fees that Consultant would have been entitled to receive through the second anniversary of the Effective Date.

(ii) Payment to Consultant of such remaining Consulting Fees will be made on a monthly basis during the remaining Term. At the election of AB&T, payments may be made in a lump sum discounted to their present value using the prime rate of interest as of the date of termination. Such payments shall not be reduced in the event Consultant obtains other employment following the termination of employment by AB&T.

(d)  Termination for Cause. This Agreement may be terminated for cause as hereinafter defined. “Cause” shall mean: (i) Consultant’s death; (ii) Consultant’s “Permanent Disability,” which shall mean Consultant’s inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for a period of three (3) consecutive months; (iii) a material violation by Consultant of any applicable law or regulation with respect to the business of AB&T or Heartland; (iv) Consultant being found guilty of a felony or an act of dishonesty in connection with the performance of his duties as a consultant of AB&T, or which disqualifies Consultant from serving as a director of AB&T; or (v) the willful or negligent failure of Consultant to perform his duties hereunder in any material respect. If there is a dispute regarding Consultant’s Permanent Disability, each of Consultant and AB&T shall choose a physician who together will choose a third physician to make a final determination thereof. Upon a termination of Consultant’s employment with AB&T for Cause, then AB&T shall only be required to pay Consultant his Consulting Fees as shall have accrued through the effective date of such termination, and AB&T shall have no further obligations to Consultant.

(e)  Payments Upon Death. If any accrued but unpaid Consulting Fees are due and owing under this Agreement at the death of Consultant, then AB&T shall pay such fees to any beneficiary who Consultant may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Consultant under the terms of this Agreement.

(f)  Payments Prior to Permanent Disability. Consultant shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Term and prior to the establishment of Consultant’s Permanent Disability. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to Consultant’s Permanent Disability, Consultant shall be entitled to return to his positions with AB&T as set forth in this Agreement in which event no Permanent Disability of Consultant will be deemed to have occurred.

Section 5.  Restrictive Covenants.

(a)  Confidential Information. Consultant acknowledges that, during the course of his engagement with AB&T, Consultant may produce and have access to confidential and/or proprietary non-public information concerning AB&T and its Affiliates, including marketing materials, customers lists, records, data, trade secrets, proprietary business information, pricing lists and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Consultant agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than Heartland or AB&T, either during or after his engagement under this Agreement, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by Heartland or AB&T, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Consultant of his duties hereunder. Consultant agrees that, if he receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of AB&T or any of its Affiliates, or his activities in connection with the business of AB&T or any of its Affiliates, Consultant will immediately notify AB&T of such subpoena, court order or other requirement and deliver forthwith to AB&T a copy thereof and any attachments and non-privileged correspondence related thereto. Consultant shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Consultant agrees to abide by AB&T’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of AB&T and its Affiliates. In this regard, Consultant shall not directly or indirectly render services to any person or entity in connection with the design, development, marketing, sale or administration of any service, product, plan or program where Consultant’s service would involve the use or disclosure of Confidential Information. Consultant agrees not to use any Confidential Information to guide him in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that he did not violate any agreements set forth in this Agreement.

(b)  Documents and Property. All records, files, documents and other materials or copies thereof relating to the business of AB&T and its Affiliates, which Consultant shall prepare, receive, or use, shall be and remain the sole property of AB&T and, other than in connection with performance by Consultant of his duties hereunder, shall not be removed from the premises of AB&T or any of its Affiliates without AB&T’s prior written connect, and shall be promptly returned to AB&T upon Consultant’s termination of engagement together with all copies, magnetic disks or tapes, recordings, abstracts, notes or reproductions of any kind made from or about the documents, software and tangible items or information they contain.

(c)  Non-Competition and Non-Solicitation.

(i)  AB&T and Consultant have jointly reviewed the customer lists and operations of AB&T and have agreed that the primary service area of AB&T’s lending and deposit taking functions in which Consultant will actively participate will extend to an area that encompasses Maricopa County, Arizona (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and his engagement by Heartland and AB&T, Consultant agrees that during the Term and for the one year period following the end of the Term (the “Restrictive Period”), he will not, except with the express prior written consent of Heartland and AB&T, directly or indirectly, do any of the following (all of which are collectively referred to in this agreement as the “Restrictive Covenant”):

(A)  become an officer, employee, consultant, director or trustee of, or provide services, directly or indirectly, in any capacity whatsoever to, any person, firm, partnership, corporation or trust which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided however, that the ownership by Consultant of shares of the capital stock of any Financial Institution which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than one percent (1%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(B)  solicit or offer employment to any officer or employee of AB&T or any of its Affiliates;

(C)  initiate any information, advice or recommendation with respect to any officer or employee of AB&T or any of its Affiliates that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such other entity or person; or

(D)  except as a representative of AB&T or any of its Affiliates, directly or indirectly, engage in the sale or marketing of any financial institution products or services, insurance products, investment products, investment advisory services or investment brokerage services to any person or entity who is currently, or becomes after the Effective Time (as defined in the Merger Agreement), a customer of AB&T or any of its Affiliates.

(d)  Remedies for Breach of Restrictive Covenants. Consultant has reviewed the provisions of this Agreement with legal counsel and Consultant acknowledges and expressly agrees that the covenants contained in this Section are reasonable with respect to their duration, geographical area and scope. Consultant further acknowledges that the restrictions contained in this Section are reasonable and necessary for the protection of the legitimate business interests of Heartland and AB&T, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Heartland and AB&T and such interests, that Heartland would not have agreed to enter into the Merger Agreement and Heartland and AB&T would not have agreed to employ Consultant without receiving Consultant’s agreement to be bound by these restrictions and that such restrictions were a material inducement to Heartland to enter into the Merger Agreement and for Heartland and AB&T to hire Consultant. In the event of any violation or threatened violation of these restrictions, Heartland or AB&T, in addition to and not in limitation of, any other rights, remedies or damages available to either of them under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Consultant and any and all persons directly or indirectly acting for or with him, as the case may be.

Section 6.  No Employment Relationship Created. The relationship between Heartland, AB&T and Consultant shall be that of client and independent contractor. Neither Heartland nor AB&T shall assume, and each specifically disclaims, any obligations of an employer to an employee which may exist under applicable law. Consultant shall be treated as an independent contractor for all purposes of federal, state and local income taxes and payroll taxes. Consultant shall be responsible for payment of all taxes, including federal, state and local taxes arising out of Consultant’s activities in accordance with this Agreement, including federal and state personal income tax and social security tax, all as may be required by applicable law or regulation and Heartland or AB&T, as applicable, shall file the appropriate IRS Form 1099s. Consultant shall have the full authority to select the means, manner and method of performing the services to be performed under this Agreement. Consultant shall not be considered by reason of the provisions of this Agreement or otherwise as being an employee of Heartland or AB&T. Except as expressly provided in this Agreement, Consultant shall not be eligible to participate in any employee benefit plans offered by Heartland or AB&T or any of their Affiliates to their respective employees.

Section 7.  Successors and Assigns. This Agreement will inure to the benefit of and be binding upon Consultant, his legal representatives and testate or intestate distributees, and Heartland and AB&T, and their respective successors and assigns, including, in the case of Heartland or AB&T, any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of Heartland or AB&T may be sold or otherwise transferred.

Section 8.  Entire Agreement; Modifications; Survival. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Consultant agrees that any employment or consulting agreement or arrangement between Consultant and Southwest shall terminate at the Effective Time and that Consultant is entitled to receive no payments thereunder except for accrued compensation for services rendered. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Consultant and Heartland. Consultant further acknowledges and agrees that Section 5 shall survive the termination of this Agreement.

Section 9.  Enforcement. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. Furthermore, if the scope and any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its fullest extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Consultant consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

Section 10.  Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Arizona applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 11.  Jurisdiction and Service of Process. Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Arizona, County of Maricopa or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Maricopa, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 12.  Legal Fees. All reasonable legal fees paid or incurred by Heartland, AB&T or Consultant pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the party who or which is not successful on the merits pursuant to a legal judgment or settlement.

Section 13.  Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

Section 14.  Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Heartland, addressed to the principal headquarters of Heartland, attention: President; if to AB&T, addressed to the principal headquarters of AB&T, attention: President; or, if to Consultant, to the address set forth below Consultant’s signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

Section 15.  Construction. In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (a) “including” means “including, but not limited to”; (b) all references to sections are to sections in this Agreement unless otherwise specified; (c) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (d) the captions and headings of sections appearing in this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (e) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

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In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Arizona Bank & Trust

By:
William F. Frank
President and Chief Executive Officer

Paul Muscenti

By:

Paul Muscenti
        Consultant

Heartland Financial USA, Inc.

By:
Lynn B. Fuller
Chairman, President and Chief Executive Officer